SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): March 29, 1999



                        SUPREME INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)



            FLORIDA               0-21764             59-1162998
        State or other          (Commission          (IRS Employer
        jurisdiction of        File Number)       Identification No.)
        incorporation)



               3000 N.W. 107TH AVENUE, MIAMI, FLORIDA               33172
              (Address of principal executive offices)           (Zip Code)



        Registrant's telephone number, including area code (305) 592-2830

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Item 2.           ACQUISITION OR DISPOSITION OF ASSETS.

         In December 1999, Supreme International Corporation ("Supreme") entered into an agreement to buy certain assets of the John Henry and Manhattan dress shirt business from Salant Corporation, which is currently in a Chapter 11 bankruptcy proceeding. On February 24, 1999, the bankruptcy court approved the purchase for $27.0 million plus the value of the existing dress shirt inventory (which was subsequently valued at approximately $17.2 million). The acquisition was completed on March 29, 1999. The assets purchased consist of the John Henry, Manhattan and Lady Manhattan trademarks and trade names, license agreements, certain manufacturing equipment and the existing dress shirt inventory. On March 29, 1999, Phillips-Van Heusen Corporation ("Phillips-Van Heusen") purchased the existing dress shirt inventory at Supreme's acquisition cost and licensed from Supreme the John Henry and Manhattan brands for men's dress shirts. In connection with the acquisition, Supreme assumed a lease for a shirt manufacturing facility located in Mexico which expires in July 1999. Although no agreement has been reached, Supreme intends to either sublease the facility to one of its suppliers for use in the production of Supreme products or not renew the lease.

         The acquisition price, net of the $1.0 million deposit Supreme had paid and the proceeds from sale of the existing dress shirt inventory, was approximately $26.0 million and was financed with borrowings under Supreme's Senior Credit Facility with a group of banks, for which NationsBank, N.A. acted as agent. The Senior Credit Facility was amended prior to consummation of the acquisition to increase the revolving portion of the credit facility to $75.0 million and add a term loan in the aggregate amount of $25.0 million, $10.0 million of which is to be repaid with a portion of the net proceeds of a Rule 144A offering which was consummated on April 6, 1999.

         The licenses to Phillips-Van Heusen have an initial term of three years and Phillips-Van Heusen has options to renew the licenses for four additional terms of three years each. The minimum royalty for the first three years will be approximately $1.5 million for each of the John Henry and Manhattan licenses, and will increase by varying percentages in the 12 subsequent years. Phillips-Van Heusen is required to contribute $1.0 million to an overall $3.0 million advertising/marketing campaign for the first 18 months of the license term.

         In connection with the consummation of the John Henry/Manhattan acquisition, Supreme will pay Icahn Associates Corp., an affiliate of Carl Icahn, or its affiliates ("IAC"), a financial advisory fee consisting of $1.0 million in cash. In addition, Supreme granted IAC the right to purchase 1,320,000 shares of Supreme's common stock at a price of $12.00 per share. This right is exercisable on or before April 13, 1999. Simultaneously with the exercise of the right, IAC will be required to enter into a two-year standstill agreement and will receive certain registration rights with respect to the shares.

Item 7.           FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements of Business Acquired.

         Financial Statements are not included in this Report, but will be filed by amendment not later than 60 days from the date hereof, in accordance with Item 7 of Form 8-K.
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(b)      Pro Forma Financial Information.

         Pro forma financial statements are not included in this Report, but will be filed by amendment not later than 60 days from the date hereof, in accordance with Item 7 of Form 8-K.

(c)      Exhibits.

         Exhibit 2.1 -- Purchase and Sale Agreement dated as of December 28, 1998 among Salant Corporation, Frost Bros. Enterprises, Inc., Maquiladora Sur, S.A. de C.V. and Supreme International Corporation (the "Purchase and Sale Agreement").

         Exhibit 2.2 -- First Amendment to the Purchase and Sale Agreement dated as of February 24, 1999.

         Exhibit 99.1 -- Press Release

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           SUPREME INTERNATIONAL CORPORATION



Date:  April 8, 1999       By:/S/ ROSEMARY B. TRUDEAU
                              --------------------------------------------------
                                  Rosemary B. Trudeau, Vice President of Finance

                                  EXHIBIT INDEX



         EXHIBIT                    DESCRIPTION
         -------                    -----------
         2.1 Purchase and Sale Agreement dated as of December 28, 1998 among Salant Corporation, Frost Bros. Enterprises, Inc., Maquiladora Sur, S.A. de C.V. and Supreme International Corporation (the "Purchase and Sale Agreement").

         2.2 First Amendment to the Purchase and Sale Agreement dated as of February 24, 1999.


         99.1       Press Release